Exhibit 23.1

AJ Robbins CPA, LLC

Certified Public Accountant

______________________

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated January 8, 2018, on the financial statements of Vado Corp. as of November 30, 2017 and for the period from inception (February 10, 2017) to November 30, 2017 in the S-1 Registration Statement Amendment 1. I also consent to application of such report to the financial information in the in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement

Denver, Colorado

March 2, 2018

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190   (M)720-339-5566   (F)303-845-9078